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                                                                    EXHIBIT 10.6

October 4, 1994

                                                                    BEVERLY
                                                                    ENTERPRISES

5111 Rogers Avenue, Suite 40-A
Fort Smith, AR  72919

Dear Mr. Williams:

Congratulations on your designation as a 1994 participant under the Beverly Enterprises Equity Incentive Plan (the "EIP"). The EIP is a part of Beverly Enterprises, Inc.'s 1993 Long-Term Incentive Stock Plan (the "Plan") . This Agreement provides a summary of your rights under the EIP and this "Agreement".

Pursuant to the EIP, "Phantom Units" are awarded to select participants. We are pleased to advise you of the Phantom Units awarded to you for 1994, (the "1994 Phantom Units") as well as other details concerning this award, as follows:

         Overview of Your Phantom Units

         Number of 1994 Phantom Units Granted:                        893
         Initial Value of Each 1994 Phantom Unit:                 $ 14.00
         Date of Grant:                                 February 15, 1994
         Vesting Date:                                  February 14, 1998

The 1994 Phantom Units awarded to you have an initial per share dollar value as indicated above. Each 1994 Phantom Unit represents the equivalent of one share of the Company's common stock. The ultimate value of these 1994 Phantom Units to you will depend on the value of such Phantom Units on your Vesting Date, as described below. Your 1994 Phantom Units are nontransferable, other than by will or by the laws of descent and distribution.

To be eligible to receive an award payment with respect to your 1994 Phantom Units, you must be actively employed by the company on your Vesting Date. Should you terminate employment as an eligible participant prior to your scheduled Vesting Date due to death, total disability, retirement or involuntary termination due to layoff or job elimination, ("involuntary termination") you (or your beneficiary) will be eligible for a pro rata portion of the award payment for your 1994 Phantom Units based on the number of months of employment since the Grant Date divided by 48 months. In such a case, your date of termination would be considered to be your "Vesting Date". If you otherwise


BEVERLY ENTERPRISES, INC.
5111 Rogers Avenue, Suite 40A . Fort Smith, Arkansas 72919 . (501)452-6712





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terminate employment before your scheduled Vesting Date for any other reason, you will forfeit your 1994 Phantom Units award payment.

In the event of a Change in Control of the Company as defined in the Plan, prior to your Vesting Date, your 1994 Phantom Units will vest and be valued on the effective date of the Change in Control.

If you become eligible to receive an award payment for your 1994 Phantom Units, the value of your award payment will be determined by reference to the closing price of the Company's common stock on your Vesting Date, or on the last preceding business date on which shares were subject to trading if your Vesting Date is not a business date. This value calculation is illustrated by the following example:

Normal Vesting

         Your 893 1994 Phantom Units will have a per share value on the Vesting Date based on the closing price on the Vesting Date. Assume that on your Vesting Date the closing price of the Company's common stock is $15.25. In such case, the value of your 1994 Phantom Units would be $13,618.25 ($15.25 X 893).

Early Vesting

         In the event of your termination due to death, total disability, retirement or involuntary termination 24 months from the Grant Date, your award payment would be calculated by multiplying the closing price of the Company's common stock on your termination date by your 893 1994 Phantom Units and then multiplying that result by the fraction (24/48).

Any award payment you become eligible to receive on your 1994 Phantom Units will be paid to you as soon as administratively practicable following your Vesting Date. Award payments will be made in cash, shares of the company's common stock, or a combination of cash and such shares, to be determined by the company. All award payments under the EIP are unfunded and are unsecured obligations of the Company.

The company intends to continue the EIP in the future; however, it has reserved the right to amend or terminate the EIP at any time. Also, you should not consider the award to the Phantom Units under the EIP to constitute a contract of continuing employment.

The Plan document provides important details governing all





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awards under the Plan.  The terms and provisions of the Plan document and the
Plan's administrative provisions are part of this Agreement and shall control over any conflicting terms in this letter. You may obtain a copy of the Plan by contacting Carol Johansen.

Please refer any questions you may have regarding your 1994 Phantom Units to Christine Murray. Once again, congratulations on the award of your 1994 Phantom Units.



                                           Sincerely,



                                           David R. Banks,
                                           Chairman of the Board, President
                                           and Chief Executive Officer


Please acknowledge your agreement to participate in the EIP and this Agreement, and to abide by the governing terms and provisions thereof, by signing the following representation:

                            Agreement to Participate

By signing a copy of this Agreement and returning it to the company, I acknowledge that I fully understand my rights under the EIP, as well as all of the terms and conditions which may limit my eligibility to receive an award payment with respect to the 1994 Phantom Units awarded to me under the EIP and this Agreement. Without limiting the generality of the preceding sentence, I understand that my right to receive an award payment with respect to the 1994 Phantom Units awarded to me under the EIP and this Agreement is conditioned upon my continued employment with the Company.




                                           Participant:
                                           Social Security Number:





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